Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

ANNOUNCES INDUCEMENT GRANT UNDER NASDAQ RULE 5635(C)(4) AND

APPOINTS GENERAL COUNSEL AND SECRETARY

PORTLAND, MAINE, December 5, 2011 – Magellan Petroleum Corporation (the “Company”) (NASDAQ: MPET) (ASX: MGN) has appointed Milam Randolph Pharo to the position of Vice President - General Counsel and Secretary.

Mr. Pharo has served in private legal practice focusing on oil and gas matters and as a general counsel to a public oil and gas company. Prior to this appointment, Mr. Pharo held several positions at SM Energy Company from 1996 to 2010 including Vice President - Land and Legal and Senior Vice President and General Counsel.

In announcing the appointment, Magellan Petroleum’s CEO Tom Wilson said: “Randy Pharo is a great addition to our senior management team headquartered in Denver. He has worked for over 30 years in the oil and gas industry with an emphasis in the Rocky Mountain region. His experience as a former general counsel and in the land and legal elements of the business will be a great asset to both Management and the Board of Directors.”

On November 30, 2011, the Company granted an inducement equity award outside the Company’s Stock Incentive Plan to Mr. Pharo, in accordance with Nasdaq Listing Rule 5635(c)(4). The grant was approved by the Compensation, Nominating and Governance Committee of the Company’s Board of Directors (“Board”), which committee is comprised solely of independent directors, and the Board, and was granted as an inducement material to Mr. Pharo entering into employment with the Company, effective November 30, 2011, in accordance with Nasdaq Listing Rule 5635(c)(4).

The grant to Mr. Pharo consisted of nonqualified options to purchase 500,000 unregistered shares of the Company’s common stock (“Shares”) with a ten year term and an exercise price equal to $1.13 per share, the closing price of the Company’s common stock on the grant date. The options and the Shares were privately placed pursuant applicable exemptions from the registration requirements of the Securities Act of 1933, as amended (“Securities Act”). The options are scheduled to vest in three equal tranches over the next 3 years. as follows: 166,666 option shares on November 30, 2011, 166,667 option shares on November 30, 2012, and 166,667 option shares on November 30, 2013. The vesting of the options are contingent upon Mr. Pharo’s continued employment with the Company. The vesting of the options will accelerate and become exercisable in full upon a “change of control” (as defined in the underlying award agreement) of the Company. The options are non-transferable except under limited circumstances. The Shares will be subject to the provision of Rule 144 promulgated under the Securities Act.

About Magellan

Magellan is a US-based energy company principally engaged in the acquisition, exploration, development and production of overlooked crude oil and “stranded” natural gas reserves. Magellan’s strategy involves the exploitation of already discovered oil and natural gas properties worldwide into non-traditional, growing markets. The company’s properties and exploration acreage are located primarily in Australia, the United Kingdom, and the United States.

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For further information, please contact:

Jeffrey G. Tounge, Manager, Investor Relations, (+1) 207.619.8504